CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
SUPPLY AGREEMENT
THIS SUPPLY AGREEMENT (the "Agreement") is made and entered into as of the 19th of December, 2018 (the “Effective Date”) by and between NESTEC Ltd., a Swiss private limited company, with principal offices located at Avenue Nestle 55, 1800 Vevey, Switzerland ("Buyer" or “NHSc”) and ChromaDex Inc., a California corporation with principal offices located at 10005 Muirlands, Blvd, Suite G, Irvine, CA 92618, USA (“Seller” or “ChromaDex”). Buyer and Seller are individually referred to herein as a “Party” and collectively as the “Parties.”
R E C I T A L S
WHEREAS, Seller is the owner or exclusive licensee of certain intellectual property rights related to the composition and use of the compound Nicotinamide Riboside (“NR”) and NR Product (defined below) that is currently sold under the ChromaDex Trademarks (defined below); and
WHEREAS, NR is supplied by Seller to third parties for the commercialization of NR Product under the ChromaDex Trademarks (or other tradenames) as dietary supplements on a global basis; and
WHEREAS, NR and NR Product is marketed, commercialized and sold by Seller to consumers in its pure form and in combination with other active ingredients on a global basis under the ChromaDex Trademarks (or other tradenames) subject to the terms and conditions of this Agreement; and
WHEREAS, Buyer now desires to purchase the NR Product to develop, market, promote, sell, and distribute the Approved Products (defined below) subject to the terms and conditions hereinafter described.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.
1.Definitions.
The following terms have the meanings specified below:
“Active Nutrition” means product offerings that are formulated and marketed to consumers of all ages for the purpose of living a healthy lifestyle with integrated physical activity. Active Nutrition does not include Sports Nutrition.
“Affiliate” shall mean, with respect to a Party, any person or entity that controls, is controlled by, or is under common control with such Party. An entity or person shall be deemed to be in control of another entity (“Controlled Entity”) if the former owns directly or indirectly at least fifty percent (50%) of the outstanding voting equity of the Controlled Entity (or some other majority equity or ownership interest exits, in the event that such Controlled Entity is other than a corporation).
“Allowable Deductions” shall mean,
(a) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments or billing errors, rejected goods, damaged or defective goods, recalls, returns;
(b) rebates, chargeback rebates, compulsory rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions and compulsory payments to governmental authorities and any other governmental charges imposed upon the sale of such Approved Product to third parties;
(c) adjustments arising from consumer discount programs or other similar programs;

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(d) customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes); and
(e) charges for packing, freight, shipping and insurance (to the extent that Buyer or its Affiliates bear such cost).
Allowable Deductions shall be calculated by Buyer consistent with its ordinary practice and in accordance with International Financial Reporting Standards, and Buyer shall not calculate Allowable Deductions in any manner that has the primary purpose of avoiding or reducing the Sales Fees payable hereunder.
“Approved Products” shall mean any Medical Nutrition (as defined herein) or Functional Food and Beverages (as defined herein) product which contains a minimum of [***]mg of the NR Product per serving unless Buyer and Seller agree otherwise in advance in writing. Buyer does not require any consent from Seller to launch new products in Medical Nutrition or Functional Food and Beverages provided that they comply with the requirements set forth in this Agreement. For the sake of clarity, the Approved Products will include NR Product in combination with proteins or other active ingredients as Functional Food and Beverages or as Medical Nutrition products of NHSc.
“Approved Product Category(ies)” shall mean Medical Nutrition and/or Functional Food and Beverages.
“Buyer” shall include NESTEC Ltd. and its U.S. Affiliate, Nestlé HealthCare Nutrition, Inc. and their respective successors and assigns; provided, however, that the Parties acknowledge and agree that Buyer or any of its Affiliates may purchase the NR Product and market, sell and distribute the Approved Products pursuant to the terms and conditions of this Agreement.
“Buyer’s Technical Feasibility” shall mean when Buyer, in its reasonable judgment, determines that the NR Product would be stable in a ready to drink format.
“Change of Control” shall mean any person or entities having acquired, in any single transaction or series of related transactions, whether by way of merger, consolidation, purchase, or in any other manner, (i) securities of Seller or its Controlling Affiliate(s) representing [***] percent ([***]%) or more of either the combined voting power or ownership interest thereof, (ii) [***] percent ([***]%) or more of the profit/loss participation in Seller or its Controlling Affiliate(s), or (iii) Control in Seller or its Controlling Affiliate(s).
“ChromaDex Brand Usage Guidelines” are attached hereto as Exhibit A – ChromaDex Brand Usage Guidelines (Exhibit A is hereby incorporated herein in full by this reference) and, subject to the terms and conditions in Section 11, sets forth the rules and guidelines pertaining to the proper use of the ChromaDex Trademarks which rules and guidelines may be amended by ChromaDex, at any time, in ChromaDex’s sole discretion. If the ChromaDex Brand Usage Guidelines are supplemented or amended, a supplemented or amended version shall be promptly provided to Buyer, and Buyer has the obligation to ensure that Buyer is in compliance with ChromaDex’s current ChromaDex Brand Usage Guidelines after a reasonable transition period.
“ChromaDex Trademarks” shall mean the trademarks and logos owned by ChromaDex incorporating the name, mark, and/or brand of the NR Product as shown in the ChromaDex Brand Usage Guidelines.
“Control” shall mean (including the term “Controlling”) possession, directly or indirectly, through one (1) or more intermediaries, of the power to direct or cause the direction of management and policies of Seller, whether through ownership of voting securities or otherwise.
“Dollerup” shall mean the following study: Dollerup, O.L., et al., A randomized placebo-controlled clinical trial of nicotinamide riboside in obese men: safety, insulin-sensitivity, and lipid-mobilizing effects. Am J Clin Nutr, 2018.

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“Field” shall mean human use.
“Functional Food and Beverages” shall mean a Protein Based (defined below) functional food or beverage (meaning consumer healthcare sold under “Nutrition Facts” labeling regulations in the US or similar labeling or definitional regulations globally; i.e. not sold under dietary supplement regulations) product containing NR Product in ready to drink and loose powder format currently sold under the NHSc Brands (defined below), which may include Active Nutrition products. Functional Food and Beverages do not include Sports Nutrition. “NHSc Brands” shall mean the existing brands of Buyer or its affiliates set forth in Exhibit B – NHSc Brands (Exhibit B is hereby incorporated herein in full by this reference) as well as (i) any other existing brands acquired by Buyer during the Term within the Approved Product Categories and (ii) any new brands created by Buyer within the Approved Product Categories, subject to the approval of Seller, such approval not to be unreasonably withheld or delayed.
“Functional Food and Beverages Extensions” shall mean a Protein Based product containing NR Product sold under the NHSc Brands that is in a format other than ready to drink or loose powder.
“Good Manufacturing Practices” shall mean current and any future good manufacturing practices and quality system regulations set forth by the United States Food and Drug Administration (“USFDA”), and if the Approved Product is manufactured or sold outside of the Unites States, the current and any future good manufacturing practices and quality system regulations set forth by the USFDA or higher standards if and as applicable in the country in which the Approved Product is manufactured or sold.
“Gross Sales Price” shall mean all invoiced sales of Approved Products without offset, deduction, or allowances.
“Licensed Materials” shall mean any advertising, marketing, promotional, and/or merchandising materials and artwork prepared by ChromaDex and provided to Buyer. There is no obligation for ChromaDex to create or provide Licensed Materials. Licensed Materials may or may not display ChromaDex Trademarks and may or may not be provided to Buyer by ChromaDex, in ChromaDex’s sole discretion.
“Launch” shall mean first bona fide commercial sale of an Approved Product in a country in the respective Sub-Territory.
“Martens” shall mean the following study: Martens, C.R., Denman, B.A., Mazzo, M.r., Armstrong, M.L., Reisdorph, N., McQueen, M.B., Chonchol, M.B., Seals, D.R., Chronic nicotinamide riboside supplementation is well-tolerated and effectively elevates NAD+ in healthy middle-aged and older adults. 2018, University of Colorado Boulder.
“Medical Nutrition” shall mean (a) a specialized nutrition product that serves as a nutritional solution for the dietary management of a specific health condition to be used under medical supervision; (b) a “medical food,” as defined in Section 5(b) of the Orphan Drug Act (21 U.S.C. 360ee(b)(3)) and 21 CFR 101.9(j)(8); or (c) a “dietary food for special medical purposes” as defined in Directive 1999/21/EC of the European Parliament and of the Council; or (d) any food product substantially equivalent to the preceding clause (a), (b) or (c) under any applicable laws and regulations in any other jurisdiction to be used under medical supervision.
“Net Sales” shall mean the Gross Sales Price invoiced by Buyer or its Affiliates to third parties, less only (a) any taxes included in the Gross Sales Price, if any, and (b) Allowable Deductions.
“NR Product” means NR and any future revisions in salts, formulations, or other forms.
“Protein Based” means any functional food or beverages (not a supplement) that lists protein as a primary nutrient in the ingredient list under labeling regulations in the US or similar labeling or definitional regulations globally and contains at least 5 grams of protein per serving for ready to drink products and 2 grams of protein per serving in sachets.

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"Reporting Period" shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.
“Seller” shall include ChromaDex, Inc., its Affiliates and their respective successors and assigns.
“Seller’s Technical Feasibility” shall mean when Seller, in its reasonable judgment, determines that the NR Product would be stable in a ready to drink format. Buyer’s Technical Feasibility and Seller’s Technical Feasibility may sometimes be referred to collectively as “Technical Feasibility”.
    “Specification” shall mean the description of the NR Product set forth on Exhibit C – Product Specifications (Exhibit C is hereby incorporated herein in full by this reference). The Specifications may be amended from time to time by ChromaDex upon [***] prior written notice thereof to Buyer. Any material modifications to the Specifications that may impact commercialization, manufacturing, and indications for use or taste of an Approved Product shall require the advance written approval of Buyer, such approval not to be unreasonably withheld or delayed.
“Sports Nutrition” means product offerings formulated for and marketed to athletes to support sports and athletic training to optimize sports and athletic performance.
Sub-Territories” shall mean each of (i) North America; (ii) Europe; (iii) Latin America (including Central America and South America; and (iv) Asia Pacific Exceptions (as defined below)).
“Sub-Territory Reversion” is defined in Paragraph 3.6.2.
“Supplier Code of Conduct” shall mean Buyer’s Responsible Sourcing Standard as published on https://www.nestle.com/aboutus/suppliers (or any successor URL of which Seller is advised in advance in writing). Seller shall be advised of and agree to any revisions to the version at such URL as of the Effective Date hereof.
“Term” shall mean the term of this Agreement, which shall commence on the Effective Date and shall remain in effect until the expiration or abandonment of all applicable issued patents and applicable filed patent applications for the NR Product, unless earlier terminated in accordance with the provisions of this Agreement.
“Territory” shall mean the combination of North America, Europe, Latin America (including Central America and South America), but excluding Asia Pacific except for the following territories that shall be included in the Territory: Australia, New Zealand, and Japan only (collectively the “Asia Pacific Exceptions”). The Territory shall be subject to the Sub-Territory Reversion pursuant to the terms hereof.
“Washington Heart Study” shall mean ClinicalTrials.gov Identifier: NCT03423342, which can be found at https://www.clinicaltrials.gov/ct2/show/NCT03423342?term=nicotinamide+riboside&rank=3.
2.Conditions Precedent to Grant of Rights and Execution of This Agreement.
2.1 Execution of this Agreement is conditioned upon:
(i)Completion of due diligence satisfactory to both ChromaDex and Buyer; and
(ii)Receipt of the internal approvals reasonably required by both ChromaDex and Buyer.
2.2    By execution of this Agreement by both Parties, both Seller and Buyer are representing that the foregoing conditions have been satisfied.
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3.Supply and Exclusivity.
3.1Supply. Throughout the Term, Buyer shall exclusively purchase from Seller and Seller shall supply to Buyer the NR Product in accordance with the specific terms and conditions contained herein. In the event Seller fails to timely fulfill a Purchase Order (defined below), Buyer will provide Seller written notice thereof and Seller shall have [***] to cure by fulfilling the Purchase Order. If Seller repeatedly (at least [***] times in any rolling [***] period) and materially fails to timely fulfill Purchase Orders, Buyer shall not be obligated to purchase NR Product solely from Seller.
3.2Approved Products. Seller hereby agrees that Buyer shall be entitled to develop, manufacture, sell, promote, import, and distribute the Approved Products using NR Product in the Field in the Territory during the Term.
3.3Exclusivity. Provided that Seller has not terminated exclusivity as permitted by this Agreement (including Seller’s rights to Reversion), Seller agrees that it shall not sell NR Product to any third party for use in Medical Nutrition in the Field in the Territory during the Term. In addition, Seller shall not sell Medical Nutrition products containing NR Product in the Field in the Territory during the Term.
3.4Co-Exclusivity. Provided that Seller has not terminated exclusivity as permitted by this Agreement (including Seller’s rights to Reversion), Seller agrees that it shall not sell NR Product to any third party for use in the manufacture of any third party product sold under a third party brand in Functional Food and Beverages in the Field in the Territory during the Term (“Buyer’s Co-Exclusivity”).
3.4.1In order to maintain Buyer’s Co-Exclusivity:
3.4.1.1Buyer and Seller shall meet at the beginning of each quarter during calendar year 2019 to communicate regarding Buyer’s progress towards commercialization.
3.4.1.2Buyer shall conduct Technical Feasibility product testing (including sensory panel testing) by [***] on a Functional Food and Beverages Approved Product (the “Consumer Product Test Target”). If Buyer fails to achieve Buyer’s Technical Feasibility by the Consumer Product Test Target, Buyer shall notify Seller in writing no later than [***]. If Seller provides Buyer written notice no later than [***] that Seller has achieved Seller’s Technical Feasibility after Buyer notifies Seller that Buyer failed to achieve Buyer’s Technical Feasibility, then Seller shall have the option to terminate Buyer’s Co-Exclusivity upon [***] written notice (“Seller’s Feasibility Failure Option”).
3.4.1.3Buyer must Launch the Approved Products in accordance with Section 3.6. If Buyer fails to comply with the Launch requirements and deadlines, Seller shall have the option to exercise any of its rights to reversion and terminate Buyer’s Co-Exclusivity in accordance with the terms of this Agreement.
3.4.1.4Buyer’s Co-Exclusivity shall cease without notice when Buyer is no longer required to remit Sales Fees pursuant to Section 4.3.3.2, at which time (i) there shall be no limitation on Seller’s ability to sell the NR Product and (ii) Buyer will no longer be subject to the Annual Minimum Royalty requirements set forth in Section 4.3.3.4 of this Agreement.
3.4.2Buyer’s Co-Exclusivity does not prohibit Seller from selling products containing NR Product to consumers at any time and Buyer acknowledges that Seller will maintain all rights to sell products containing NR Product to consumers in Functional Food and Beverages without limitation.
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3.4.3Buyer’s Co-Exclusivity shall not include Functional Food and Beverages Extensions. As long as Buyer has the right to purchase NR Product for use in Buyer’s development, manufacture, sale, promotion, importation, and distribution of Functional Food and Beverages in a Sub-Territory, Buyer shall have the right (although not co-exclusive) to purchase NR Product for use in Buyer’s development, manufacture, sale, promotion, importation, and distribution of Functional Food and Beverages Extensions in the same Sub-Territory. The Parties hereby acknowledge that Seller is not prohibited from developing, manufacturing, or selling Functional Food and Beverages Extensions equivalent products containing NR Product.
3.5Prior Existing Obligations. Notwithstanding Section 3.3 (Exclusivity) and Section 3.4 (Co-Exclusivity), prior to the Effective Date, Seller entered into certain agreements to supply the NR Product or products containing NR Product to certain third parties (“Prior Existing Obligations”). A list of such Prior Existing Obligations are attached hereto as Exhibit D - Prior Existing Obligations (Exhibit D is hereby incorporated herein in full by this reference). Buyer agrees that Seller’s continued performance under the Prior Existing Obligations is not a breach of this Agreement, provided however that Seller shall use commercially reasonable efforts to terminate such Prior Existing Obligations as soon as legally possible.
3.6Regulatory Activities; Sub-Territory Reversion.
3.6.1Seller’s Regulatory Activities. Buyer and Seller acknowledge and agree that Seller is principally responsible for performing certain regulatory activities relating to the NR Product as set forth in this Section 3.6 and Seller agrees to proceed diligently, in good faith, and without delay (“Seller’s Regulatory Activities”). To the extent that any of Seller’s Regulatory Activities are required by applicable governmental regulators “Applicable Regulators”) in order for Buyer to launch an Approved Product in a specific Sub-Territory, Seller’s Regulatory Activities shall be conditions to Buyer’s launch (and any related payment) obligations for such Approved Products (on a product by product basis in each Approved Product Category). If Seller is unable to obtain regulatory approval from the Applicable Regulators of any specific Approved Product as directed and recommended by Buyer, including dosage and regulatory categories set by Buyer, Buyer has the option to accept the Applicable Regulators’ decision and/or guidance or, within [***] of Buyer’s receipt of Applicable Regulators’ final decision and/or guidance with respect to a particular Approved Product in a Sub-Territory, reject it in writing. If Buyer accepts such final decision or guidance, Seller’s Regulatory Activities shall be deemed satisfied for the applicable Approved Product in the applicable Sub-Territory. If Buyer rejects Applicable Regulators’ final decision and/or guidance with respect to a particular Approved Product in a Sub-Territory, Seller has the right to terminate all of Buyer’s rights to sell the applicable Approved Products in the applicable Sub-Territory.
3.6.1.1Functional Food and Beverages in United States. Buyer and Seller acknowledge that Seller has already obtained GRAS certification self-determination with successful FDA notification for certain Functional Food and Beverages, including vitamin waters, protein shakes, nutrition bars, gum, chews, and powdered beverages at a maximum level of 0.0057% by weight as consumed. Seller has successfully completed a New Dietary Ingredient Notification for nutritional drinks and meals to include NR use up to 300mg/day. Within [***] of the execution of this Agreement, Seller will endeavor to obtain a GRAS self-determination without notice status for certain mutually agreed Functional Food and Beverages to include NR use up to 500mg/day; provided however that Buyer and Seller shall consider the daily allowable dosage in light of intake products Buyer intends to Launch, it being acknowledged by Buyer that the more opportunities to intake NR Product, the lower the daily allowable usage may result.
3.6.1.2Medical Nutrition in United States. Within [***] after the execution of this Agreement, Seller will use commercially reasonable efforts to obtain a GRAS self-determination without notification status at 1,000mg/day based on the Martens and Dollerup studies. Within [***] after the publication of the Washington Heart Study, anticipated to be completed by the end of [***], Seller will use commercially reasonable efforts to obtain a GRAS self-determination without notice status at 2,000mg/day.
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3.6.1.3Outside United States. Buyer and Seller shall meet within [***] of the Effective Date and periodically thereafter to arrive at a mutually agreed upon schedule of Sub-Territories outside the United States for which Seller will submit regulatory approval dossiers (the “Schedule of International Markets”). Buyer and Seller acknowledge that Brazil, Canada, Europe and Australia are the initial Sub-Territories on the Schedule of International Markets. Buyer and Seller shall exchange information as appropriate to facilitate the parties’ efforts to obtain regulatory approvals, which might include scientific information to help accelerate the process.
3.6.2Sub-Territory Reversion.
3.6.2.1North America.
3.6.2.1.1Functional Food and Beverages. If Buyer fails to Launch a Functional Food and Beverages Approved Product in North America within [***] of the Effective Date (the “NA Functional Food and Beverages Reversion Period”), all co-exclusivity rights of Buyer with respect to North America for such Approved Product Category shall terminate and there shall be no limitation on Seller’s ability to sell NR Product in North America in such Approved Product Category after such termination (the “NA Functional Food and Beverages Reversion”).
3.6.2.1.1.1Reversion; Termination. Buyer can avoid the NA Functional Food and Beverages Reversion and extend its co-exclusivity rights for [***] (the “NA FF&B Co-Exclusivity Extension”) if Buyer pays to Seller the equivalent of the Approved Product Launch Fee for Functional Food and Beverages for North America for such [***] (the “NA FF&B Reversion Fee”). The NA FF&B Reversion Fee must be received by Seller prior to the expiration of the NA Functional Food and Beverages Reversion Period in order for Buyer to exercise the NA FF&B Co-Exclusivity Extension. The NA FF&B Exclusivity Extension may be exercised only once. If Buyer elects not to remit such NA FF&B Reversion Fee, Buyer’s co-exclusivity for Functional Food and Beverages in North America shall terminate and Seller shall have the option to terminate all of Buyer’s rights to sell Functional Food and Beverages Approved Products containing the NR Product within North America (the “NA FF&B Termination”) as its sole and exclusive remedy. Seller shall have [***] after Buyer’s failure to pay the NA FF&B Reversion Fee to determine whether Seller is exercising the NA FF&B Termination. Seller shall provide the NA FF&B Termination notice in writing.

3.6.2.1.2Medical Nutrition. If Buyer does not Launch a Medical Nutrition Approved Product in North America within [***] of the Effective Date (the “NA Medical Nutrition Reversion Period”), all exclusivity rights of Buyer with respect to North America for such Approved Product shall terminate and there shall be no limitation on Seller’s ability to sell NR Product into Medical Nutrition in North America after such termination (the “NA Medical Nutrition Reversion”).
3.6.2.1.2.1Reversion; Termination. Buyer can avoid the NA Medical Nutrition Reversion and extend its exclusivity rights for [***] (the “NA MN Exclusivity Extension”) if Buyer pays to Seller the equivalent of the Approved Product Launch Fee for Medical Nutrition for North America for such [***] (the “NA MN Reversion Fee”). The NA MN Reversion Fee must be received by Seller prior to the expiration of the NA Medical Nutrition Reversion Period in order for Buyer to exercise the NA MN
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Exclusivity Extension. The NA MN Exclusivity Extension may be exercised only once. If Buyer elects not to remit such NA MN Reversion Fee, Buyer’s exclusivity for Medical Nutrition in North America shall terminate and Seller shall have the option to terminate all of Buyer’s rights to sell Medical Nutrition Approved Products containing the NR Product within North America (the “NA MN Termination”) as its sole and exclusive remedy. Seller shall have [***] after Buyer’s failure to pay the NA MN Reversion Fee to determine whether Seller is exercising the NA MN Termination. Seller shall provide the NA MN Termination notice in writing.
3.6.2.1.3The NA Functional Food and Beverages Reversion Period and the NA Medical Nutrition Reversion Period shall be collectively referred to herein as the “NA Reversion Period” and the NA Functional Food and Beverages Reversion and the NA Medical Nutrition Reversion shall be collectively referred to herein as the “NA Reversion”.
3.6.2.2International. If Buyer does not Launch an Approved Product in an Approved Product Category in Europe, Latin America and/or Asia Pacific within [***] of the Effective Date (the “Sub-Territory Reversion Period”), all co-exclusivity rights in Functional Food and Beverages and all exclusivity rights in Medical Nutrition with respect to the relevant Sub-Territory shall terminate and there shall be no limitation on Seller’s ability to sell NR Product in the relevant Sub-Territory in such Approved Product Category after such termination (the “Sub-Territory Reversion”).
3.6.2.2.1.1Reversion; Termination. Buyer can avoid the Sub-Territory Reversion and extend its co-exclusivity or exclusivity rights, as applicable, for [***] (the “Sub-Territory Extension”) if Buyer pays to Seller the equivalent of the Approved Product Launch Fee per Approved Product Category for the relevant Sub-Territory for such [***] (the “Sub-Territory Reversion Fee”). The Sub-Territory Reversion Fee must be received by Seller prior to the expiration of the Sub-Territory Reversion Period in order for Buyer to exercise the Sub-Territory Extension. The Sub-Territory Extension may be exercised only once. If Buyer elects not to remit such Sub-Territory Reversion Fee, Buyer’s co-exclusivity rights for Functional Food and Beverages and its exclusivity rights for Medical Nutrition shall terminate in the relevant Sub-Territory and Seller shall have the option to terminate all of Buyer’s rights to sell the Approved Products containing the NR Product within the relevant Category and Sub-Territory (the “Sub-Territory Termination”) as its sole and exclusive remedy. Seller shall have [***] after Buyer’s failure to pay the Sub-Territory Reversion Fee to determine whether Seller is exercising the Sub-Territory Termination. Seller shall provide the Sub-Territory Termination notice in writing.
3.6.2.3The NA Reversion and Sub-Territory Reversion shall collectively be referred to herein as the “Reversions.” The NA FF&B Reversion Fee, NA MN Reversion Fee and Sub-Territory Reversion Fee shall collectively be referred to herein as the “Reversion Fees”.
3.7Reservation of Rights. Other than the specifically enumerated, limited exclusivity and co-exclusivity rights sets forth in this Agreement, Seller is entitled to develop, manufacture, sell, promote, import, and distribute any items, products, materials, and rights in its sole discretion. Any rights not specifically granted to Buyer are hereby reserved to Seller.
3.8Recall and Termination Under A Recall. If any Approved Products are at any point during the Term subject to a Class I product recall and are likely to cause serious health problems or death requiring notification by the USFDA, ChromaDex has the right to direct Buyer to refrain from selling or distributing the affected Approved Products until the situation is resolved to ChromaDex’s reasonable satisfaction, and without liability to NHSc therefor.
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4.Ordering, Purchase Price and Payment.

4.1Forecasts. Buyer shall provide to Seller a good faith projection or estimate of the quantity of NR Products that Buyer may order each month for a [***] period (the “Forecast”). The first [***] of the Forecast shall be binding (the “Binding Forecast”) and reflected in the Purchase Order (defined below) with the remaining [***] constituting a rolling Forecast which shall be an estimate only of Buyer’s production requirements and not a firm order for the NR Products. Seller will maintain sufficient inventory and manufacturing capacity to produce up to [***] percent ([***]%) of Buyer’s estimated purchases for the Forecast period.

4.2Purchase Orders. Buyer agrees to submit to Seller a binding purchase order, which will specify, among other things, (i) the quantity of NR Product ordered and (ii) the delivery date (the “Purchase Order”) at least [***] in advance of any required NR Product delivery date. All NR Product will be made available for pick up at Seller’s designated facility (“Seller’s Facility”). Each Purchase Order will not vary by more than [***] percent ([***]%) from the applicable Binding Forecast. Any terms contained in any Purchase Order which are inconsistent with the terms of this Agreement, shall be excluded and are of no force and effect. In the event of a conflict between the terms of this Agreement and a Purchase Order, the terms of this Agreement shall prevail. Seller shall confirm to Buyer the receipt of each Purchase Order within [***] after receipt and provide to Buyer the dates by which Seller will deliver the NR Products to Seller’s Facility. Legally binding obligations for the purchase of NR Products will be created when Buyer submits the Binding Forecast. Seller will fulfill Purchase Orders within the requested timeframe (barring any Force Majeure Events). The minimum purchase order quantity shall be [***]kg and minimum pack size shall be [***]kg. The NR Product shall have a minimum remaining shelf life of [***] upon availability at Seller’s Facility.

4.3Purchase Price. Buyer shall pay to Seller the following Fees:

4.3.1Exclusivity Fee. In exchange for the exclusivity and co-exclusivity set forth in this Agreement, Buyer shall pay to Seller within [***] of the Effective Date a one-time, non-refundable payment of Four Million United States Dollars (US$4,000,000.00) (the “Exclusivity Fee”).

4.3.2Approved Product Launch Fees. Following the Launch of the first Approved Product in the respective Approved Product Category in a country in the respective Sub-Territory, Buyer shall pay to Seller within [***] following the relevant Launch a one-time, non-refundable payment in the amounts set forth below (“Approved Product Launch Fees”):

Approved Product	North America	Europe	Latin America	Asia Pacific
Functional Food and Beverages	US$[***]	US$[***]	US$[***]	US$[***]
Medical Nutrition	US$[***]	US$[***]	US$[***]	US$[***]

For the avoidance of doubt, Approved Product Launch Fees are only payable once per Approved Product Category and Sub-Territory, i.e. the maximum Approved Product Launch Fees under this Agreement in the event the Buyer launches one or several Approved Medical Nutrition product and one or several Approved Functional Foods and Beverages product in each Sub-Territory is maximum US$6,000,000.00.

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4.3.2.1The Reversion Fees are separate and apart from the Approved Product Launch Fees and payment of a Reversion Fee, if any, shall not be applicable against the Approved Product Launch Fees. The Approved Product Launch Fees shall not be applicable against the Exclusivity Fee, any Sales Fees (defined below), or any Annual Minimum Royalty.

4.3.3NR Product Fees.  The purchase price of the NR Product purchased by Buyer from Seller pursuant to the Purchase Orders shall be calculated as follows:

4.3.3.1[***] United States Dollars per kilogram (US$[***]/kg) for purchase orders placed in 2018 and 2019 (the “KG Price”). The KG Price for future years will be mutually determined by the Parties and agreed to in advance in writing by both parties; plus

4.3.3.2A percent of the Net Sales of Approved Products sold by Buyer as set forth below (the “Sales Fees”) (for purposes of clarification, this is for all Approved Products and not per Approved Product Category) :

Cumulative worldwide Annual Net Sales:	Sales Fee:
[***]	[***] Percent ([***]%)
[***]	[***] Percent ([***]%)
[***]	[***] Percent ([***]%)
[***]	[***] Percent ([***]%)
[***]	[***] Percent ([***]%)
[***]	[***] Percent ([***]%)

4.3.3.3The Sales Fees will be calculated based on cumulative worldwide gross Net Sales per each calendar year. The first calendar year of the Agreement shall be deemed to be the Effective Date through December 31, 2019. Thereafter, each calendar year shall commence on January 1st and end on December 31st.

4.3.3.4Commencing twenty four (24) months after Buyer has Launched an Approved Product in the relevant category (“Royalty Year 1”), Buyer will pay Seller the following minimum royalties on an annual basis for such Approved Product Category as indicated below (the "Annual Minimum Royalty"):

Royalty Year*	Functional Food and Beverages Category: Annual Minimum Royalty	Medical Nutrition Category: Annual Minimum Royalty
[***]	[***]	[***]
[…***… ]	[***]	[***]

* The Annual Minimum Royalty shall be prorated for any partial calendar year.
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4.3.3.5Sales Fees shall be due quarterly and shall be payable within [***] of Buyer’s receipt of an invoice from Seller reflecting the Sales Fee amount set forth in the sales report for such period submitted by Buyer pursuant to Section 5.2 of this Agreement.
4.3.3.6Sales Fees payable on Net Sales of Approved Products will be applicable against and offset only against the Annual Minimum Royalty. If the total Sales Fees for any calendar year exceed the combined Annual Minimum Royalty due for all Approved Product Categories in which an Approved Product has been launched, no additional Annual Minimum Royalty shall be due for that calendar year.
4.3.3.7In the event that the Sales Fees are less than the Annual Minimum Royalties, Buyer shall pay the difference between the total Annual Minimum Royalty in all Approved Product Categories in which an Approved Product has been launched combined less the amount of Sales Fees received by Seller for the relevant calendar year (the “Sales Fee True Up”). The Sales Fee True Up shall be paid within [***] of the end of relevant calendar year. In the event that Buyer does not pay Seller the Annual Minimum Royalty in a particular calendar year, Buyer will lose all exclusivity and co-exclusivity rights with respect to NR Product, products containing NR Product, and uses thereof and Seller shall have the option to terminate all of Buyer’s rights to sell the Approved Products in the Sub-Territory for which the Annual Minimum Royalty was not paid (“Annual Minimum Royalty Termination”).
4.3.3.8The Sales Fees set forth in clause 4.3.3.2 above will be reduced by an amount equal to [***] percent ([***]%) of such Sales Fees with respect to an Approved Product in each country in the Territory if for the applicable calendar quarter there is a product that (a) contains NR and (b) is either (i) a Functional Food or (ii) a Medical Nutrition product, has been approved by the applicable regulatory authority and is being sold in such country by a Third Party (a “Competing Product”). Notwithstanding the foregoing, such [***] percent ([***]%) reduction to the Sales Fees will not apply if and for so long as unit sales of Competing Products in such country are lower than (i) [***] percent ([***]%) of the units of Buyer’s sales in the corresponding period in such country or (ii) [***] percent ([***]%) of the units of Buyer’s sales in the corresponding period in such country if Seller has brought an action in a court of competent jurisdiction challenging such Competing Product. No Annual Minimum Royalties or Sales Fees on the Net Sales of Approved Products sold by Seller to Buyer are due with respect to any given Sub-Territory after the expiration, final invalidation or abandonment of all of Seller’s applicable issued patents and applicable filed patent applications for the NR Product in such Sub-Territory, or when Seller no longer has the right to sell the NR Product in such Sub-Territory.
4.3.3.9The KG Price shall be due [***] after the date of shipment of NR Product based on each Purchase Order (and corresponding with Seller’s invoice date). The Sales Fees shall be due within [***] after the last day of each calendar quarter. In the event that, after first sale of an Approved Product, there are no sales made during a given calendar quarter, Buyer shall provide ChromaDex with a statement within [***] after the last day of such quarter reporting that no sales were made during such quarter.
4.3.3.10 In the event Buyer, via benchmarking, can demonstrate a gap between the price being charged by Seller and the competition or market price, or the price movement and the market price movement, for NR Products in comparable quality and quantity, Buyer and Seller will meet to discuss ways to remedy the situation. Further the Seller agrees not to sell or supply NR Products to any third party at a price lower than the applicable price charged to Buyer for the same volume of NR Products.

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4.4Payments.
4.4.1Late Payments. Failure to make prompt and full payment of undisputed amounts hereunder constitutes a material breach of this Agreement and to take the measures as set forth in Section 15.2 of this Agreement. Buyer has no right of setoff. If full payment is not made when due, Seller shall be entitled to interest on any amount unpaid at the rate of [***] percent ([***]%) per [***] or the maximum rate permissible by applicable law until Seller receives payment in full. In addition, if any amount payable to Seller is not received by Seller within [***] of the due date, Buyer agrees to reimburse Seller for any and all commercially reasonable out-of-pocket expenses Seller may incur, including reasonable attorneys' fees, in taking any action to obtain such overdue payments contemplated by this Section.

4.4.2Method of Payment. All payments under this Agreement should be made payable to "ChromaDex, Inc." and sent via wire transfer as indicated below. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies. Buyer shall remit payment to the following account (or such other accounts(s) as ChromaDex may specify in writing):

ChromaDex, Inc.
Attention: [***]
Account # [***]
ABA#: [***]
Bank: [***]
Address: [***]
Address: [***]

Remittance detail for wire
transfers must also be sent either
by fax or e-mail to:
Fax: [***], Attention:
[***]
E-mail: [***]

4.4.3Payments in U.S. Dollars.    All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable Reporting Period. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Selling Price.
5.REPORTS AND RECORDS.
        5.1    Progress Reports.
5.1.1Within [***] after the Effective Date (and an updated version [***] thereafter), Buyer shall furnish ChromaDex with a high level research and development plan describing the major tasks to be achieved in order to bring to market an Approved Product (including updates and progress and regulatory milestones achieved for the prior report). Such plans can be written or consist of conversations between NHSc and ChromaDex’s scientific and project management representatives.
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5.1.2Before First Commercial Sale.  Prior to the first Launch of the first Approved Product, Buyer shall deliver reports to ChromaDex [***], within [***] of the end of each [***], containing reasonably detailed high level information concerning the immediately preceding [***], regarding Buyer’s progress towards commercialization including, but not limited to, progress towards regulatory approvals. In addition, Seller will provide Buyer with [***] updates on status and progress of the Seller Regulatory Obligations and any related regulatory approvals that Seller is undertaking that may impact Buyer’s launch plans for each territory.
5.1.3 Upon First Commercial Sale of an Approved Product. Buyer shall report to ChromaDex the date of first commercial sale of each Approved Product in each Sub-Territory within [***] of occurrence.
5.2Sales Reports.
5.2.1After the first commercial sale of each Approved Product, Buyer shall deliver reports to ChromaDex within [***] of the end of each Reporting Period, containing information concerning the immediately preceding Reporting Period.
5.2.2Each report delivered by Buyer to ChromaDex shall contain sufficient detail to permit confirmation of the accuracy of the Sales Fee for such period, including the following information for the immediately preceding Reporting Period only to the extent that such information may be applicable to such Reporting Period and shall be in a form as mutually agreed by the parties:
(i)the number of Approved Products sold by Buyer and its Affiliates to independent third parties in each Sub-Territory of the Territory;
(ii)the Gross Sales Price charged by Buyer and its Affiliates for each Approved Product in each Sub-Territory of the Territory (for the total Gross Sales Price of each Approved Product sold by Buyer);
(iii)calculation of Net Sales for each Approved Product for the applicable Reporting Period in each Sub-Territory of the Territory, including a listing of Allowable Deductions and allowed taxes; and
(iv)total Sales Fee due in U.S. dollars, together with the exchange rates used for conversion.
5.3Records, Audit, and Payment.   Buyer shall maintain, and shall cause its Affiliates if and as applicable, to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to ChromaDex in relation to this Agreement, which records shall contain sufficiently clear and detailed information to permit ChromaDex to confirm the accuracy of any reports delivered to ChromaDex and compliance in all other respects with this Agreement. The relevant party shall retain such records for at least [***] following the end of the calendar year to which they pertain, during which time ChromaDex, or ChromaDex's appointed agents, shall have the right, at ChromaDex's expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in all other respects under this Agreement. Requests for an audit shall be made in writing. The audit shall occur within [***] after receipt of such written request. In the event that any audit performed under this Section reveals an underpayment in excess of [***] Dollars ($[***]), Buyer shall bear the full reasonable cost of such audit and shall correct any errors and omissions disclosed by such audit and remit any amounts due to ChromaDex within [***] of receiving notice thereof from ChromaDex.

6.Taxes and Import Duties. The KG Price does not include federal taxes, state or local sales taxes, use taxes, occupational taxes or import duties, all of which are the obligation of Buyer. Unless prohibited by law, Buyer is responsible for and shall pay all applicable sales, use, occupational, excise, value added or other similar taxes or import duties applicable to the manufacture, sale, price, delivery or use of the NR Product provided by Seller, or in lieu thereof, Buyer shall provide Seller with a tax-exemption certificate acceptable to and considered valid by the applicable taxing authorities.
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7.Delivery and Risk of Loss. Shipping terms for the Products are FOB Seller’s Facility. Seller shall bear all risk of loss or damage to NR Products until the NR Products are tendered to Buyer or its carrier for shipment at Seller’s Facility. Seller shall also assume full responsibility for any loss or damage to NR Products in the care, custody, or control of Seller until such time as title to the NR Product passes. Title shall pass at the time the NR Products are tendered to Buyer or its carrier for shipment at Seller’s Facility. At such time as title passes Buyer shall be fully responsible and shall hold Seller harmless for and assume all risk for any loss, destruction, or damage to the NR Product. Seller reserves the right to pack orders in the most economical manner, provided that this does not result in increased risk of loss of the NR Product. However, where Buyer requests special packaging or shipping, any additional cost will be billed to and be the responsibility of Buyer. Buyer acknowledges that, subject to Section 9 of this Agreement, Seller cannot accept returns, unless they do not meet the applicable Specifications or are otherwise defective and Seller is notified in writing within [***] of the delivery date of such defect or failure to meet applicable Specifications.
8.Delivery Delays. Seller shall use commercially reasonable efforts to make the NR Products available to Buyer on or before the delivery date set forth in the relevant Purchase Order. Delivery dates and estimates are, however, subject to Force Majeure Events. Once the NR Products are available for Buyer’s pick up, Buyer shall pick up and remove the NR Products promptly from Seller’s Facility, however in no event shall Buyer delay or defer pick up for more than [***].
9.Rejection and Revocation of Acceptance. Any rejection or revocation of acceptance of NR Product by Buyer that is based on initial inspection of the NR Product must be made within [***] of delivery of NR Product to Buyer. All shipments of NR Product shall be tested and inspected by Buyer during such [***] period. Rejection or revocation of acceptance of NR Product by Buyer shall be based the failure of NR Product to conform to the Specifications or any other representation, warranty or obligation set forth in this Agreement (including the exhibits hereto) in any material respect. Any attempted rejection or revocation of acceptance of such NR Product made thereafter shall be null and void except for any latent defects that Buyer did not detect after a reasonable initial inspection and acceptance. Each shipment hereunder is to be regarded as a separate and independent sale.
10.Obligations.
10.1The identities of Seller’s suppliers are a proprietary trade secret of Seller. All information regarding Seller’s suppliers and their quality standards released to Buyer shall be kept strictly confidential in accordance with the requirements herein. Buyer acknowledges and agrees that Buyer will not contact ChromaDex's supplier(s) in connection with the manufacture, distribution, purchase, pricing, or sale of NR, NR Product, or any other NR or NR Product precursor or otherwise as indicated in further detail in the Non-Solicitation, Non-Competition, and Non-Circumvention provision herein.
10.2Buyer shall not sell Approved Product other than in the Field in the Territory
10.3Approved Product must contain a minimum of [***]mg of NR Product per serving (unless Buyer and Seller agree otherwise in advance in writing) and comply with the New Dietary Ingredient (NDI) Notifications submitted by Seller to the FDA on August 20, 2015 and filed by the FDA on November 3, 2015 and submitted by Seller to the FDA on December 27, 2017 and filed by the FDA on March 7, 2018.
10.4Buyer may not re-sell or re-ship the NR Product to a third party (other than an Affiliate or a co-manufacturer appointed by Buyer) in bulk raw material form, unless expressly authorized to do so in advance in writing by Seller.
10.5For U.S. distribution, on or in labels, packaging, advertising, promotional materials or Internet communications for Buyer’s Approved Product, Buyer will only make claims that in Buyer’s commercially reasonable assessment are substantiated by competent and reliable scientific evidence, and are in compliance with all applicable laws, rules, statutes, and regulations. Buyer will not misrepresent on product labels the amount, quantity or level of the NR Product contained in the Approved Product. Buyer hereby guarantees compliance with the requirements of this Section 10, specifically including compliance with current Good Manufacturing Practices as set forth in 21 CFR Section 111 and other relevant rules, regulations, statutes, and laws. In the event that current labeling, packaging or formulations of the Approved Product do not comply with the requirements of this Section 10, Buyer will
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promptly rectify all nonconforming Approved Product in a manner reasonably acceptable to Seller and at Buyer’s sole cost and expense.
10.6Patent Marking. During the Term, Buyer will ensure proper patent marking on all Approved Product. All Approved Product shall be marked as negotiated and agreed upon by the parties in good faith.
10.7Trademark Marking. During the Term, Buyer will ensure proper trademark marking on all Approved Product that includes a ChromaDex Trademark as set forth in this Agreement.

11.ChromaDex Trademarks. Provided that Buyer is not in material breach of this Agreement, ChromaDex hereby grants Buyer a fully paid-up, royalty-free, non-exclusive, non-sublicensable (other than to its Affiliates) right and license to use the ChromaDex Trademarks only as provided below:
11.1Buyer agrees to use the ChromaDex Trademarks in accordance with this Section, and in accordance with ChromaDex’s Brand Usage Guidelines. The parties shall negotiate and agree upon in good faith the display (prominence and location) of the ChromaDex Trademarks on Approved Product labels and marketing materials.
11.2For the avoidance of doubt, ChromaDex rights in accordance with this Section are limited to solely the right to review if the ChromaDex Trademarks are being used by Buyer in accordance with this Agreement. ChromaDex has no right to control the content of any promotional material.
11.3Buyer agrees to include the ChromaDex Trademark “TRU NIAGEN® on the product packaging (with the exception of small product formats like sachets). Any use of the ChromaDex Trademarks and other proprietary markings and notices of ChromaDex by Buyer shall be consistent with ChromaDex’s Brand Usage Guidelines.
11.4All use of ChromaDex Trademarks and any related goodwill will all inure to ChromaDex’s benefit.
11.5Any use of the ChromaDex Trademarks by Buyer outside the scope of ChromaDex’s Brand Usage Guidelines or any use of the ChromaDex Trademarks that are not used for labeling, packaging, marketing and advertising of the Approved Products in the ordinary course (e.g. press releases) require the prior written approval of Seller.
11.6Subject to the limitations set forth above, Buyer agrees to abide by ChromaDex’s reasonable written ChromaDex Brand Usage Guidelines as issued and provided to Buyer from time to time. In any case where the ChromaDex Trademarks are not used in compliance with ChromaDex’s trademark policies, Buyer will as soon as reasonably commercially practical correct the non-compliance and submit samples of compliant use to ChromaDex for prior written approval.
11.7The Approved Products will be marketed by Buyer under a trade name or trademark to be determined by Buyer in its sole discretion, subject to the obligation that Buyer will not use confusingly similar marks or trade dress as compared to the ChromaDex Trademarks (and ChromaDex also agrees not to use confusingly similar marks or trade dress as compared to Buyer trademarks or trade dress).
11.8ChromaDex has the right to supervise the Buyer’s use of the ChromaDex Trademarks with respect to the nature and quality of the Approved Products to ensure that any such trademarks are used by Buyer pursuant to this Agreement. During the Term, without limitation, Buyer agrees to use the ChromaDex Trademarks on and only in connection with the Approved Products in strict accordance with this Agreement.
11.9Buyer agrees to always use a ChromaDex Trademark accompanied by an appropriate noun as shown in ChromaDex’s Brand Usage Guidelines. Buyer further agrees that Buyer shall not use any ChromaDex Trademarks as a noun and that Buyer shall not pluralize, make possessive, abbreviate, or join any ChromaDex Trademark to other words, symbols, or numbers, either as one word or with a hyphen.
11.10Buyer shall always use the proper spelling and the proper trademark symbol for the ChromaDex Trademarks in accordance with ChromaDex’s Brand Usage Guidelines.
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11.11Buyer shall attribute ownership of all ChromaDex Trademarks to ChromaDex by using the TM, SM, or ® symbol (as indicated in ChromaDex’s Brand Usage Guidelines) and by using the trademark attribution on all marketing and collateral materials for the Approved Product as indicated in ChromaDex’s Brand Usage Guidelines or as otherwise mutually agreed in writing by the Parties. For the trademark symbol, the superscript or subscript mode is preferred, but if it is not available, use parentheses: (TM), (SM) or (R).
11.12Buyer may not incorporate Buyer’s and/or any other third party mark into any ChromaDex Trademark nor may Buyer integrate any ChromaDex Trademark into any of Buyer’s own trademarks, logos, or designs. Buyer shall not alter, make puns on, or modify the ChromaDex Trademarks in any way, nor may Buyer use and/or adopt any marks or logos that are confusingly similar to or that dilute any ChromaDex Trademarks.
11.13Buyer shall not use any ChromaDex Trademark in any manner that creates confusion as to the source, sponsorship, or association of Buyer’s products and/or site or facility with ChromaDex or, that in any way indicates to the public that Buyer is a division or Affiliate, or franchisee of ChromaDex or otherwise related to ChromaDex. Buyer may not use or display any ChromaDex Trademarks on Buyer’s invoices, bills, shipping memos, and/or letterhead, and Buyer may not incorporate any ChromaDex Trademarks into any company name or product name.
11.14Buyer shall not re-use, copy, modify, and/or counterfeit packaging associated with any ChromaDex product. To do so will constitute a material breach of this Agreement and ChromaDex shall have the right to terminate this Agreement. ChromaDex further reserves all rights to pursue any and all remedies available to it as a result of Buyer’s selling and/or manufacturing any remarked, counterfeited, copied, re-used, modified ChromaDex Trademark, ChromaDex product, and/or ChromaDex product packaging.
11.15Buyer shall not use any ChromaDex Trademarks on any promotional material created by Buyer in close proximity to non- Approved Products unless it is completely clear that the ChromaDex Trademark is being used and associated solely with the appropriate Approved Product. Buyer agrees to take all steps necessary to avoid creating the false impression that ChromaDex is in any way the source, sponsor, or licensor of any product that is not an Approved Product.
11.16Buyer shall not use or display any ChromaDex Trademarks in any manner that may disparage ChromaDex, its products or services, or for promotional goods or for products which, in ChromaDex’s sole discretion may diminish or otherwise damage ChromaDex’s goodwill in any ChromaDex Trademarks, including but not limited to, uses which could be deemed to be obscene, pornographic, excessively violent, or otherwise in poor taste or unlawful, or which purpose is to encourage unlawful activities.
11.17Notwithstanding any of the foregoing, Buyer is not prohibited from making textual, non-logo use in advertising, promotional materials, and invoices of ChromaDex product names to refer to ChromaDex products that Buyer is selling, so long as such product names are used properly as trademarks with the appropriate trademark symbol and attribution legend as required by ChromaDex’s Brand Usage Guidelines.
11.18All Approved Product shall conform with the requirements herein, including, but not limited to, ChromaDex’s Brand Usage Guidelines. Approved Product labels must be submitted to Seller prior to launch and approved by Seller in advance in writing as to the use of ChromaDex’s Trademarks. Seller will not unreasonably withhold approval. If Seller does not reject a submitted label within [***], such label is deemed accepted. Seller shall indicate to Buyer Seller’s reasons for withholding approval which must be consistent with the requirements set forth in this Agreement. Buyer at Buyer’s sole cost and expense shall ensure all Approved Product labels meet all applicable laws, rules, statutes, and regulations and all of Seller’s requirements for approval set forth in this Agreement.

12.Buyer Diligence Obligations. Buyer shall use commercially reasonable diligent efforts, or shall cause its Affiliates to use commercially reasonable diligent efforts, to develop Approved Products and to introduce Approved Products into the commercial market; thereafter, Buyer or its Affiliates shall make Approved Products reasonably available to the public.
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13.NR Trade Secret Use. In connection with the rights granted herein, Buyer needs access to certain clinical and non-clinical data, agreements, and know-how with respect to NR, NR Product, and uses thereof (collectively the “NR Trade Secrets”). Buyer acknowledges that as between Buyer and Seller, Seller owns all right, title and interest in and to the NR Trade Secrets. Neither Buyer nor any of its Affiliates will contest Seller’s sole ownership and control over the NR Trade Secrets. Seller hereby agrees to make certain current and future NR Trade Secrets, in Seller’s sole discretion, available to Buyer solely for Buyer’s use to develop, manufacture and sell the Approved Products (the “Disclosure Purpose”). Except for the Disclosure Purpose, Buyer hereby agrees that Buyer shall not use or disclose the NR Trade Secrets. Buyer shall be entitled to share portions of the NR Trade Secrets with its Affiliates on a need to know basis provided that such Affiliates sign a confidentiality and non-disclosure agreement at least as restrictive as this Agreement. Upon expiration or earlier termination of this Agreement for any reason, Buyer and its Affiliates shall immediately cease use of all NR Trade Secrets and shall return all copies in any form (digital or otherwise) of the NR Trade Secrets to Seller within [***] of Seller’s request, and neither Buyer nor its Affiliates shall maintain any copies of any NR Trade Secrets.

14.Right of First Negotiation. In the event that ChromaDex, in its sole discretion, decides to exclusively license or sell substantially all assets related to the NR Product in the dietary supplement category (the “Divesting Assets”), ChromaDex shall advise Buyer and Buyer shall have a right of first negotiation for a period of [***] to acquire the Divesting Assets under terms and conditions to be negotiated in good faith by the Parties. If after [***] the Parties are unable to reach mutually agreeable terms and conditions, ChromaDex shall have the ability to sell or license the Divesting Assets in its sole discretion to a third party.

15.Term and Termination.

15.1Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall remain in full force and effect (the “Term”). For purposes of clarification, the Sales Fee and exclusivity and Buyer’s Co-Exclusivity (unless such exclusivity and/or Buyer’s Co-Exclusivity have been previously terminated pursuant to the terms hereof) shall terminate upon the expiration of the last relevant claim of ChromaDex’s applicable issued patents and applicable filed patents for the NR Product. Such applicable issued patents and applicable filed patents for the NR Product are as indicated on Exhibit F – Applicable Issued Patents and Applicable Filed Patents for the NR Product (as may be amended by ChromaDex from time to time) (Exhibit F is hereby incorporated herein in full by this reference)
15.2Termination. This Agreement may be terminated by: (i) a Party for cause if the other Party commits a material breach of this Agreement and does not cure such breach within thirty (30) days following such Party’s receipt of written notice reasonably detailing such breach from the non-breaching Party; (ii) a Party immediately upon the giving of written notice if the other Party files a petition for bankruptcy, is adjudicated bankrupt, takes advantage of the insolvency laws of any state, territory or country, or has a receiver, trustee, or other court officer appointed for its property; or, (iii) a Party if a Force Majeure Event (as described in Section 20 of this Agreement) with respect to the other Party shall have continued for ninety (90) days or is reasonably expected to continue for more than one hundred eighty (180) days.
15.3Buyer’s Further Termination Rights. Buyer shall have the right to terminate this Agreement under the following circumstance:
15.3.1Buyer may terminate this Agreement if Buyer’s Technical Feasibility in desired food forms is not achieved by December 31, 2019 by providing Seller sixty (60) days advanced written notice;
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15.3.2After the first anniversary of this Agreement until the twenty-fourth (24th) month after the Launch of the first Approved Product in each Product Category, Buyer may terminate this Agreement as to one or both Product Categories upon the payment of the Termination Fee for the terminated Product Category, which shall be paid promptly following Seller’s receipt of the termination notice;After the twenty-fifth (25th) month of the Launch of the first Approved Product, Buyer may terminate this Agreement with twelve (12) months advance written notice. No Termination Fee shall be due.
15.3.3The “Termination Fee” shall be Five Hundred Thousand Dollars (US$500,000) for each Product Category terminated, with a cap of One Million Dollars (US$1,000,000).
15.3.4ChromaDex will receive monthly updates on Buyer’s Technical Feasibility progress and other technical data from Buyer as further detailed in the Reports and Records Section herein and will offer reasonable assistance to Buyer in solving technical development issues as they arise. Seller shall have no obligation to reimburse Buyer any amounts already due and owing and/or paid under this Agreement in the event of a termination by Buyer pursuant to Section 15.3 of this Agreement.

15.4Effect of Termination.
15.4.1Survival.    Any payment obligation of Buyer, Buyer’s obligations under Sections 13, 16.2, 17, 18, 21, and 22-37, and any other term of this Agreement that by their nature are meant to survive the termination of this Agreement, including all provisions that contemplate continuing effectiveness, including, without limitation, any term regarding warranty disclaimer, limitations of liability, indemnification, intellectual property rights, governing law/venue/prevailing party and general terms, shall so survive any termination of this Agreement.
15.4.2Inventory.    Upon the early termination of this Agreement, Buyer and its Affiliates may complete and sell any work-in-progress and inventory of Approved Products that exist as of the effective date of termination (unless termination is based on cause or a breach by Buyer of ChromaDex’s intellectual property rights or Buyer’s confidentiality rights herein), provided that (i) Buyer pays Seller the applicable royalty on the Net Sales or other amounts due on such sales of Approved Products in accordance with the terms and conditions of this Agreement, and (ii) Buyer and its Affiliates shall complete and sell all work-in-progress and inventory of Approved Products within [***] after the effective date of termination.
15.4.3Pre-termination Obligations.    In no event shall termination of this Agreement release Buyer or its Affiliates from the obligation to pay any amounts that became due on or before the effective date of termination.
15.4.4Buyer’s Post-Termination Obligations. After the termination hereof and Buyer’s exercise of the rights granted herein in the Inventory Section above, Buyer shall have no further rights to use the NR Product, sell Approved Product, or use any of the other rights granted to Buyer herein (including, but not limited to rights to the ChromaDex Trademarks and ChromaDex Trade Secrets). Buyer shall further return to ChromaDex all of ChromaDex’s Confidential Information (as defined herein).

16.Representations And Warranties.

16.1Seller’s Representations and Warranties.

Seller expressly represents and warrants that:
(a) It has all necessary legal capacity, right, power, and authority to enter into, execute, deliver, and be bound by this Agreement and that the execution and delivery of this Agreement and the performance by Seller of Seller’s obligations under this Agreement, do not breach, and shall not result in a breach or violation of, any agreement to which Seller is a party or by which Seller is bound.
(b) Seller is the owner of all or has the right to (i) license Buyer the rights to use the ChromaDex Trademarks and NR Trade Secrets as specifically set forth in this Agreement, and (ii) grant Buyer the rights to develop, manufacture, and sell the Approved Products using the patents listed in Exhibit F on the terms set forth in this Agreement;
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(c) All patents that are necessary for Buyer to use the NR Product to be supplied to Buyer in the development, manufacture, promotion, importation, marketing, distribution and sale of Approved Products are set forth in Exhibit F;
(d) Seller has not received any notice regarding the NR Product, including written notice, alleging any infringement by Seller of any intellectual property rights of a third party;
(e) To the best of Seller’s knowledge after due diligence and reasonable investigation, neither Seller, its Affiliates or any person employed thereby directly in the performance of Seller’s obligations under this Agreement has been debarred under Section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act, and no debarred person will in the future by employed by Seller. If, at any time after execution of this Agreement, Seller becomes aware that Seller, any of its Affiliates or any person employed thereby is, or is in the process of being, debarred, Seller will so notify NHSc immediately.
(f) No NR Product at the time of shipment by Seller will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended from time to time, or regulations promulgated thereunder, as such law or regulation is constituted and in effect at the time of any such shipment and no NR Product at the time of shipment will be considered to be an article that may not, under the provisions of §§ 404, 505 or 512 of the Federal Food, Drug and Cosmetic Act, be introduced into interstate commerce.
(g) All NR Product at the time furnished to Buyer and for the full period of the expected shelf life of such products will be in full compliance with the Specifications, the quality standards set forth in Exhibit G – Quality Standards (the “Quality Standards”) (Exhibit G is hereby incorporated herein in full by this reference), applicable Law and other requirements of this Agreement as long as Buyer’s errors, acts, omissions, or other conduct do not cause directly or indirectly the NR Product to become out of compliance with the Specifications, fail to meet the Quality Standards or violate applicable law and other requirements of this Agreement.
(h) Seller’s manufacturing, laboratory, and packaging facilities are and will at all times remain in material compliance with Good Manufacturing Practices, including but not limited to those set forth in 21 C.F.R. § 110 et seq., to the extent applicable to the manufacture and packaging of the NR Product, and all NR Product furnished to Buyer will be manufactured in accordance with Good Manufacturing Practices.
(i) All NR Product at the time furnished to Buyer will not have been damaged during storage and handling and will otherwise be wholesome, fit for human consumption, and in first-class merchantable condition.
(j) Seller has and will maintain during the Term the necessary expertise, equipment, personnel, facilities, equipment and inventory of raw materials and finished product to supply the NR Products as agreed upon in all Purchase Orders accepted by Seller (unless Seller is unable to due to a Force Majeure Event).
(k) Except as otherwise advised by Seller in writing to Buyer on or prior to the Effective Date, there is no demand, claim, suit, action, arbitration, and/or other proceeding, whether pending or threatened (and for which any basis exists), that jeopardizes (or could jeopardize) Seller’s ability to enter into this Agreement or perform any of its obligations hereunder.
(l) It will at all times during the Term comply with all applicable laws, rules, orders, guidelines and regulations, including the ones regarding the following matters: anticorruption, immigration, antidiscrimination, tax, environment, data protection, food safety and quality, and export control, import, customs and economic sanctions.
(m) Have a quality management system in accordance with Nestlé’s reasonable requirements of which Seller is advised of and agrees to in advance in writing.
16.2LIMITED WARRANTY AND DISCLAIMER OF ALL OTHER WARRANTIES.
(i)SELLER WARRANTS THAT THE NR PRODUCT SOLD HEREUNDER, AS DELIVERED TO BUYER, CONFORMS, TO ITS SPECIFICATIONS; (a) EXCEPT FOR THE SPECIFIC WARRANTIES CONTAINED IN THIS PARAGRAPH AND ELSEWHERE IN THE AGREEMENT, SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, WITH RESPECT TO THE NR PRODUCT OR OTHERWISE UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED
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TO, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. SELLER HAS NOT MADE ANY RECOMMENDATION TO BUYER REGARDING THE USE OR SUBSEQUENT SALE OF THE NR PRODUCT. EXCEPT FOR ANY LIABILITIES RELATING TO NEGLIGENCE, RECKLESSNESS, WILLFUL MISCONDUCT, OR BREACH OF THIS AGREEMENT BY SELLER (OR ITS AFFILIATES OR CONTRACTORS) BUYER ASSUMES ALL OTHER RISKS AND LIABILITIES FOR ANY LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY RESULTING FROM THE USE OR SUBSEQUENT SALE OF THE NR PRODUCT, EITHER ALONE OR IN COMBINATION WITH OTHER INGREDIENTS; AND (b) BUYER WARRANTS TO SELLER THAT BUYER HAS SATISFIED ITSELF THAT THE NR PRODUCT AND THE PURPOSE FOR WHICH IT WILL BE USED AND/OR SOLD IS IN COMPLIANCE WITH THE APPLICABLE LAWS AND REGULATORY REQUIREMENTS OF THE RELEVANT COUNTRIES.
(ii)ALL CLAIMS MADE WITH RESPECT TO THE NR PRODUCT SHALL BE DEEMED WAIVED BY BUYER UNLESS MADE IN WRITING.
16.3Buyer’s Representations and Warranties. Buyer expressly warrants that it has all necessary legal capacity, right, power, and authority to enter into, execute, deliver, and be bound by this Agreement and that the execution and delivery of this Agreement and the performance by Buyer of Buyer’s obligations under this Agreement, do not breach, and shall not result in a breach or violation of, any agreement to which Buyer is a party or by which Buyer is bound. Except as otherwise advised by Buyer in writing to ChromaDex on or prior to the Effective Date, there is no demand, claim, suit, action, arbitration, and/or other proceeding, whether pending or threatened (and for which any basis exists), that jeopardizes (or could jeopardize) Buyer’s ability to enter into this Agreement or perform any of its obligations hereunder. Buyer further represents and warrants that Buyer and its Affiliates, shall assume full responsibility for all acts, errors, omissions, misrepresentations, and negligence by Buyer arising out of or relating to: (i) any and all uses of the rights granted herein, (subject to any ChromaDex liability specifically set forth in this Agreement or subject to Seller’s breach of this Agreement, gross negligence or willful misconduct); and (ii) the development, manufacture, distribution, sale and advertisement of the Approved Products. Without in any way limiting the foregoing, Buyer represents and warrants that: (i) Buyer will obtain all regulatory compliance required by its actions under this Agreement; (ii) Buyer will conduct all actions under this Agreement in compliance with all applicable laws, rules, statutes, and regulations; and (iii) Buyer will ensure that none of the Approved Products violate any intellectual property or any other right of a third party.
17.LIMITATION OF LIABILITY.
EXCEPT FOR LIABILITY RESULTING FROM A PARTY’S INDEMNIFICATION OR CONFIDENTIALITY OBLIGATIONS OR MISAPPROPRIATION OF THE OTHER PARTY’S TRADE SECRETS AS SET FORTH IN SECTIONS 13 AND 26 OR INFRINGEMENT OF A PARTY’S INTELLECTUAL PROPERTY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOST REVENUE OR LOST PROFITS OR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING UNDER THIS AGREEMENT OR OTHERWISE INCLUDING, WITHOUT LIMITATION, ANY BUSINESS INTERRUPTION OR DAMAGE TO BUSINESS REPUTATION, REGARDLESS OF THE THEORY UPON WHICH ANY CLAIM MAY BE BASED, INCLUDING ANY TORT OR STATUTORY CAUSES OF ACTION. EXCEPT FOR LIABILITY RESULTING FROM INDEMNIFICATION OR CONFIDENTIALITY OBLIGATIONS OR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, IN NO EVENT, SHALL SELLER’S AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT OF TWO (2) TIMES THE SALES FEES PAYABLE TO SELLER BY BUYER HEREUNDER IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SELLER’S LIABILITY. THE FOREGOING LIMITATIONS OF LIABILITY SHALL BE ENFORCED TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW. BOTH PARTIES UNDERSTAND AND AGREE THAT THIS LIMITATION OF LIABILITY ALLOCATES RISK OF NONCONFORMING GOODS BETWEEN THE PARTIES AS AUTHORIZED BY THE UNIFORM COMMERCIAL CODE AND OTHER APPLICABLE LAW. THE PRICES SET FORTH HEREIN
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REFLECT THIS ALLOCATION OF RISK AND THE LIMITATIONS OF LIABILITY, INCLUDING THE EXCLUSION OF SPECIAL, INDIRECT, CONSEQUENTIAL AND INCIDENTAL DAMAGES, IN THIS AGREEMENT.

18.Intellectual Property Rights.
18.1Rights Retained by Seller. Except as otherwise explicitly set forth in this Agreement, the sale of NR Product covered by this Agreement shall not confer upon Buyer any license or right under any patents, copyrights, trade secrets or other proprietary information owned or controlled by Seller, or the right to otherwise utilize such proprietary information unless in strict accordance with all of the terms hereof, it being specifically understood and agreed that all such rights, including, without limitation, all intellectual property rights contained therein and pertaining thereto, are reserved exclusively to Seller. Seller hereby grants Buyer a fully paid-up, royalty-free, exclusive or co-exclusive (in accordance with Sections 3.3 and 3.4 of this Agreement), non-sublicensable (other than to its Affiliates) right and license to use all current and future intellectual property rights, clinical and non-clinical data, records, formulations, data on new therapeutic uses and know-how, in respect of NR Product (the “NR Product IP Rights”).

(i)Patent Filing and Prosecution. From time to time throughout the Term, the Parties will regularly confer and review their solely and jointly owned and licensed existing, now pending, and being developed during the Term intellectual property rights that claim NR Product, products containing NR Product, or any uses thereof and together consider strategies that would enhance the value of those rights in the context of NR Product, products containing NR Product, or uses thereof.

(ii)Seller’s New Intellectual Property Rights. Any new intellectual property rights created solely by ChromaDex during the Term hereof, will as between the Parties be owned solely and exclusively by ChromaDex. Any such new intellectual property rights and any new intellectual property rights licensed to ChromaDex during the Term, to the extent that they are directed to Medical Nutrition or Functional Food and Beverages products containing NR Product or uses thereof shall not, however, be used adversely against Buyer by ChromaDex in contradiction to the terms and conditions detailed herein.

(iii)Ownership of New Jointly Created Intellectual Property Rights. Any new intellectual property rights jointly created by ChromaDex and Buyer during the Term shall be jointly and equally owned by ChromaDex and Buyer (subject to the clarification in Section 18.1 (iv) below).

(iv)Buyer’s New Intellectual Property Rights. Any new intellectual property rights created during the Term solely by Buyer shall be owned solely and exclusively by Buyer, including, for purposes of clarification, any new intellectual property rights in respect of NR Product in combination with other active ingredients or uses thereof and improved NR formulations (the “New IP”). Buyer agrees that it will not enforce its intellectual property rights in a legal proceeding against Seller for New IP pertaining or relating to the use or inclusion of NR in Functional Food and Beverages or Medical Nutrition that is necessary by Seller in order for Seller to achieve Technical Feasibility for a commercial launch of a Functional Food and Beverage or Medical Nutrition product, subject to Seller’s compliance with the exclusivity and co-exclusivity rights granted to Buyer under this Agreement.

(v)No Right By Buyer to Challenge ChromaDex’s Intellectual Property Rights. Buyer hereby acknowledges and agrees that Buyer will not subvert, diminish, in any way challenge in any forum, including, but not limited to, administrative proceedings, or assert any rights in the ChromaDex Trademarks, ChromaDex Trade Secrets, NR, NR Product, products containing NR Product, or uses thereof, or any other NR intellectual property, including ChromaDex owned or licensed patents or patent applications. If Buyer violates or otherwise breaches this non-challenge clause, Seller shall have the right to terminate Buyer’s rights under this Agreement, provided however, in no event shall such termination diminish Seller’s rights under this Section 18.1.
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19.Waiver and Severability. No claim or right arising out of a breach of this Agreement can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is in writing signed by the aggrieved Party. If any term, covenant, warranty, remedy or condition of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be held or deemed invalid, illegal or unenforceable, such term, covenant, warranty, remedy, or condition shall be conformed to a valid, legal, and enforceable provision that best accomplishes the original intent of the Parties, and the remainder of this Agreement or the application of such term, covenant or provision, to persons or circumstances other than those to which it is held invalid, illegal or unenforceable, shall not be affected thereby, and each remaining term, covenant or provision of this Agreement shall be deemed valid, legal and shall be enforced to the fullest extent permitted by law.

20.Force Majeure. A Party shall have no liability or obligation to the other party of any kind, including, but not limited to, any obligation to deliver NR Product or to make payment or accept delivery of NR Product, arising from any delay or failure to perform all or any part of this Agreement as a result of causes, conduct or occurrences beyond such Party’s reasonable control, including, but not limited to, fire, flood, earthquake, lightning, storm, accidents, act of war, terrorism, civil disorder or disobedience, act of public enemies, , acts or failure to act of any state, federal or foreign governmental or regulatory authorities, labor disputes or strikes, (each a “Force Majeure Event”). During a Force Majeure Event Seller may allocate its available supply among its customers in a manner determined by Seller to be fair and reasonable.

21.Indemnification and Insurance.

21.1To the fullest extent permitted by law, Buyer shall defend, indemnify and hold Seller and its affiliates, successors, heirs, and assigns and its and their respective officers, directors, employees, and agents (the "Seller Indemnitees"), harmless from any and all claims, damages, demands, suits, causes of action, controversy, judgements, liabilities, fines, regulatory actions, seizures of NR Product, losses, costs and expenses (including, but not limited to attorneys’ fees, expert witness expenses and litigation expenses) (hereinafter “Claim”), arising from or in connection with any Claim asserted by a third party against Seller (i) for any damage, environmental liability, patent or intellectual property infringement caused by Buyer’s use, modification or alteration of the NR Product, or any combination of the NR Product in connection with Buyer’s product or any third party’s product, or (ii) any injury, death, loss, property damage, delay or failure in delivery of Seller’s NR Product or any other Claim for injuries or damage to the general public who consumed the Approved Product (unless due solely and exclusively to a Claim arising from the NR Product), or (iii) any alleged or actual act, error, omission, or negligence by Buyer or Buyer’s Affiliates’ agents, employees, or representatives in connection with the NR Product, Approved Products, or this Agreement, whether in tort, contract, breach of warranty or otherwise, relating to this Agreement, the business relationship between the Parties, Buyer’s development, manufacture, distribution, promotion, and sale of the Approved Products, or Buyer’s breach of this Agreement (including breach of Buyer’s representations and warranties). Notwithstanding the foregoing, Buyer has no indemnity obligation to Seller to the extent that any Claims result directly from the negligence or willful misconduct of Seller or a material breach of this Agreement by Seller.

21.2To the fullest extent permitted by law, Seller shall defend, indemnify and hold Buyer and its affiliates, successors, heirs, and assigns and its and their respective officers, directors, employees, and agents (the "Buyer Indemnitees") harmless from any and all Claims, arising from or in connection with any Claim asserted by a third party against Buyer for (i) any patent or other intellectual property right infringement in connection with the NR Product (provided that such alleged infringement does not arise from (A) the combination of the NR Product with other ingredients or (B) Buyer’s intellectual property, including New IP), or (ii) any alleged or actual act, error, omission, or negligence by Seller or Seller’s Affiliates’ agents, employees, or representatives in connection with this Agreement whether in tort, contract, breach of warranty or otherwise, relating to this Agreement, the business relationship between the Parties, the NR Product provided hereunder, or Seller’s breach of this Agreement, or (iii) any use of the ChromaDex
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Trademarks. Notwithstanding the foregoing, Seller has no indemnity obligation to Buyer to the extent that any Claims result directly from the negligence or willful misconduct of Buyer or if such claims stem from Buyer’s acts or use which is not in accordance with the rights and requirements of Buyer herein.
21.3Indemnification Procedures.    Each Party agrees to provide the other Party with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. The indemnifying Party agrees, at its own expense, to provide attorneys reasonably acceptable to the indemnified Party to defend against any such claim. The indemnified Party shall cooperate fully with the indemnifying Party in such defense and will permit the indemnifying Party to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that the indemnified Party shall have the right to retain its own counsel, at the expense of such indemnifying Party, if representation of such the indemnified Party by the counsel retained by the indemnifying Party would be inappropriate because of actual or potential differences in the interests of such indemnified Party and any other party represented by such counsel. The indemnifying Party agrees to keep the indemnified Party informed of the progress in the defense and disposition of such claim and to consult with the indemnified Party with regard to any proposed settlement.
21.4Insurance. The Parties agree, for the Term of this Agreement, to maintain a program of insurance or self-insurance at levels sufficient to satisfy its obligations as set forth in this Agreement, which shall include commercial general liability insurance with limits of at least $[***] per occurrence and product liability insurance with an aggregate limit of at least $[***], and that such insurance coverage lists the other party hereto as additional insureds. Each party shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Buyer or any Affiliate continues (i) to make, use, or sell an Approved Product under the terms of this Agreement and thereafter for a period of [***].
22.Relationship of the Parties. The relationship between Seller and Buyer shall be solely that of independent contractors and neither Party, its agents and employees, shall under no circumstances be deemed the employees, partners, joint venturers, franchisees, agents or representatives of the other Party. Neither Party shall represent itself as the agent or legal representative of the other Party for any purpose whatsoever or hold itself out contrary to the terms of this Section, and neither Party shall have the right to create or assume any obligation of any kind, express or implied, for or on behalf of the other Party in any way whatsoever.
23.Assignment and Modification. The rights and obligations of Buyer under this Agreement shall not be assignable or delegable without the prior written consent of Seller except in the event of assignment to an Affiliate of Buyer (which does not require consent of the Seller, but does require reasonable advance written notification). Any attempted assignment or delegation in violation of the foregoing shall be void. Seller may assign this Agreement, or delegate its duties hereunder, in whole or in part, without the written consent of the Buyer (but with advance written notification) (a “Transfer”) to an Affiliate (other than in connection with a Change of Control). In addition, Seller may also Transfer this Agreement to an Affiliate or a third party in connection with a Change of Control (a “Transfer Event”), subject to the requirements set forth herein. If Seller is contemplating entering into a Transfer Event with a company that sells products to consumers directly competitive with the Approved Products in the then existing exclusive and co-exclusive Territories or any other then existing NHSc brands (a “Restricted Transferee”), Seller shall notify Buyer in advance in writing and Buyer shall have a [***] right of first negotiation from the date of such notification to negotiate in good faith terms by which Seller would complete a Transfer Event with Buyer. If after such [***] of good faith negotiations, no agreement is reached, Seller shall be entitled to Transfer this Agreement to a Restricted Transferee upon at least [***] written notice thereof to Buyer; provided that in such event Buyer shall have the right in its sole discretion to terminate this Agreement without penalty or liability. All other assignments or delegations by Seller require the advance written consent of Buyer, such consent not to be unreasonably withheld, conditioned, or delayed. This Agreement shall not be modified, altered or amended in any respect except by a writing signed by the Parties. Any variation, modification or addition to the terms set forth in this Agreement shall be considered a material modification and shall not be considered part of this Agreement unless it is amended in accordance with the foregoing.
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24.Governing Law; Venue; Attorneys’ Fees. This Agreement and all claims and causes of action shall be governed by and subject to the internal laws (exclusive of the conflicts of law provisions) and decisions of the courts of the State of Delaware. The sole and exclusive venue for all claims and causes of action between the Parties shall be the state or federal court located in the State of Delaware, provided that either Party may, at any time, seek injunctive or other equitable relief from any court of competent jurisdiction. The prevailing Party in any legal action shall be entitled to recover its reasonable attorneys’ fees, in addition to any other remedies available to such Party at law or in equity.

25.Foreign Corrupt Practices Act. Each of the Parties (including its officers, directors, employees and agents) shall not pay, offer, promise or authorize the payment, directly or indirectly, of any monies or anything of value to any official or employee of any foreign government, including, without limitation, any government-owned or controlled entity, or of a public international organization, or any political party, party official, or candidate for political office, for the purpose of improperly inducing or rewarding favorable treatment or advantage in connection with this Agreement.

26.Confidentiality and Publicity. This Confidentiality and Publicity provision shall supersede in its entirety the Mutual Non-Disclosure Agreement between the Parties dated April 7, 2017. The Parties will be making certain general business information and know-how that is not generally known by the public available to the other Party, or a Party may have access to Confidential Information of the other Party orally and/or in writing. “Confidential Information” shall include, without limitation, any intellectual property, trade secrets, technical information, training materials, control documents, workflows and relevant documentation, materials, data, any other secret, sensitive or confidential material related to the business generally, business technology, business strategies, accounting, financial information, contracts, agreements, files, records, documents, techniques, expertise, marketing concepts, diagrams or concepts relating to product plans or designs, products, product specifications, systems, software code, formulae, practices, processes, customers, projects or information of any type whatsoever, in whatever form or media, whether or not marked as “confidential” or “proprietary,” of a Party that is disclosed to or becomes known by the other Party, including all the records of the disclosing Party created, accessed, viewed, learned or obtained by the receiving Party pursuant to this Agreement and the transactions contemplated hereby and which is not generally known to the public or throughout the trade, or which could reasonably be expected to be valuable to the disclosing Party or its Affiliates or a competitor of any of the disclosing Party or its Affiliates. Confidential Information shall also include the terms of this Agreement. For purposes of clarification only and in no way intending to limit or otherwise revise the obligations in this Section, these obligations apply to Confidential Information disclosed to the other Party pursuant to this Agreement and the transactions contemplated hereby prior to the Effective Date. The Parties agree to refrain at all times from disclosing the other Party’s Confidential Information to others or from using any such Confidential Information except for the benefit of the disclosing Party. The Parties further agree to refrain from any other acts that could tend to destroy the value of the Confidential Information to the disclosing Party.

Without in any way intending to limit the forgoing the Parties shall:
(a)not access or use Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this Agreement;
(b)not disclose or permit access to Confidential Information;
(c)safeguard the Confidential Information from unauthorized use, access or disclosure using at least the degree of care it uses to protect its most/similarly sensitive information and in no event less than a reasonable degree of care;
(d)promptly notify the other Party in writing of any unauthorized use or disclosure of Confidential Information and use its best efforts and cooperate with such disclosing Party to prevent further unauthorized use or disclosure; and
(e)ensure its representatives’ compliance with, and be responsible and liable for any of its representatives’ non-compliance with, the terms of this Section.

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Neither NHSc nor ChromaDex will, without the prior written consent of the other Party, issue any statement or communication to the public, to the press or any third party regarding the transactions detailed herein, or otherwise disclose to any third party the existence of this Agreement or any other communication between the parties with respect to the transactions detailed herein.

This Section shall survive expiration or termination of this Agreement.

27.Dispute Resolution.
27.1Mandatory Procedures.    The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Section, as may be modified by their prior written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.
27.2Equitable Remedies.    Although the procedures specified in this Section are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief pursuant to Section 30 if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.
27.3Dispute Resolution Procedures.
27.3.1Exclusive Procedures. Any controversy, claim, or dispute arising out of or relating to this Agreement including, without limitation, the interpretation, performance, formation, validity, breach (including, without limitation, alleged violations of state or federal statutory or common law rights or duties) or enforcement of this Agreement, and further including any such controversy, claim, or dispute against or involving any officer, director, agent, employee, affiliate, successor, predecessor or assign of a party to this Agreement (collectively, a “Dispute”) shall be resolved according to the procedures set forth in this Section which shall constitute the sole and exclusive Dispute resolution mechanism to resolve all Disputes and no other procedure may be used with the sole exception that a party need not comply with the terms herein before filing a claim for equitable relief. Each Party's promise to resolve all Disputes as set forth herein is given in consideration for the other Party's like promise.
27.3.2Confidentiality. Without limiting the confidentiality obligations referred to elsewhere in this Agreement, the details and/or existence of any Dispute, any informal meetings, and any proceedings conducted hereunder, including without limitation any discovery taken in connection therewith, shall be kept strictly confidential and shall not be disclosed or discussed with any third party (excluding a party's attorneys, accountants, and other agents and representatives, as reasonably required in connection with any Dispute resolution procedure hereunder and provided that they sign a confidentiality agreement at least as restrictive as this Section if they are not attorneys), except as otherwise required by laws or rule of any securities exchange on which such party's securities are traded. All offers, promises, conduct, and statements, whether oral or written, made in the course of the resolution of any Dispute by the parties, their agents, employees, experts, and attorneys, shall be confidential, privileged, and inadmissible for any purpose, including impeachment, in any litigation, arbitration, or other proceeding, except that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use by either Party.
27.3.3Good Faith. With regard to any Disputes between ChromaDex and Buyer, the Parties agree to work together in good faith to resolve all disputes promptly.
27.3.4Informal Dispute Resolution. Either Party may demand, in writing, that each Party’s management representatives meet within [***] at such place as ChromaDex may reasonably designate to resolve the Dispute. No third party shall have authority to consider or resolve any Dispute that is not first the subject of informal Dispute resolution pursuant to this Section. The Parties or their representatives with full authority to settle the Disputes at issue shall attend all meetings.
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27.3.5Mediation. If the Parties do not resolve the Dispute within [***] of the date of the first meeting between management representatives (the “Informal Dispute Resolution Deadline”), ChromaDex and NHSc agree to mediate the Dispute within [***] of the Informal Dispute Resolution Deadline and at such place in the State of Delaware as ChromaDex may designate with a mutually agreed upon mediator. If the Parties cannot agree upon the selection of a mediator, the mediator will be chosen from the list of certified mediators maintained by a court having jurisdiction over this Agreement within [***] of receiving such list. The Parties agree to continue to work in good faith to resolve the Dispute prior to the date upon which the mediation is scheduled to take place. If the Parties agree on a resolution for the Dispute prior to the scheduled mediation date, the mediation shall be cancelled. The Parties agree to share the cost of any independent mediator engaged to assist the Parties in resolving their differences. The mediator shall be a person familiar with complex business transactions and litigation in the nutraceutical industry, unless the Parties agree otherwise in writing. If either Party fails to mediate the Dispute within [***] of the Informal Dispute Resolution Deadline, such Party shall be deemed to have waived its right to demand mediation and the other Party may, in its sole discretion, proceed directly to arbitration.
27.3.6Arbitration. In the event the Dispute is not resolved through mediation, then the Dispute shall be fully and finally adjudicated by binding arbitration to the fullest extent allowed by law, but only if the arbitration is properly commenced within the time allowed for similar legal action to be commenced in accordance with the applicable statute of limitations; otherwise, the Dispute is waived. Except as provided herein or by agreement of all parties, the arbitration shall be administered by JAMS or its successors (“JAMS”) and shall be conducted according to the JAMS Comprehensive Arbitration Rules and Procedures in effect at the time the arbitration is initiated or, if JAMS is no longer in existence, then the arbitration shall be administered by the American Arbitration Association or its successor (the “AAA”) and conducted in accordance with the AAA Commercial Arbitration Rules in effect at that time (the “Rules”). The arbitration shall be conducted as expeditiously and economically as reasonably practicable.
27.3.7The arbitration shall be conducted by one arbitrator (the “Arbitrator”). Unless all parties to the arbitration agree, the Arbitrator shall be a lawyer admitted to practice in at least one (1) State of the United States and need not be on the roster of JAMS or the AAA. The Arbitrator shall be selected as follows: If all parties to the Dispute do not agree upon the Arbitrator within [***] after commencement of the arbitration, then any party may initiate the following selection process by written notice to each other party. Within [***] after such written notice, each side to the Dispute shall simultaneously transmit to each other side a list of four (4) persons qualified to serve as the Arbitrator (the “Candidates”). No party shall nominate a Candidate whom that party knows or reasonably believes to have a conflict of interest rendering the Candidate unable to serve as the Arbitrator. If any single Candidate appears on the list of each side then that person shall be appointed as the Arbitrator. If more than one Candidate appears on the list of each side, then one of those Candidates shall be selected randomly and that person shall be appointed as the Arbitrator. If no Candidate appears on the list of each side then, within [***] after the initial exchange of lists, each side may strike one Candidate from the list of each other side and rank all remaining Candidates in order of preference (with “1” being the most preferable Candidate), and the ranked lists shall be simultaneously exchanged. The Candidate with the lowest total number of points shall be appointed as the Arbitrator. In the event of a tie, one of the Candidates with the lowest total number of points shall be selected randomly and that person shall be appointed as the Arbitrator. If the person selected as the Arbitrator declines to serve or becomes unwilling or unable to serve after selection or appointment, or the administrator declines to appoint that person as the Arbitrator, then the Candidate with the next lowest total of points shall be appointed as the Arbitrator. If any party to the arbitration fails to timely participate in the foregoing selection process then the administrator shall select and appoint the Arbitrator pursuant to the Rules, except that each recalcitrant party shall be excluded from that selection process.
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27.3.8The Arbitrator shall entertain any demurrer, motion to strike, motion for judgment on the pleadings, motion for complete or partial summary judgment, motion for summary adjudication, or any other dispositive motion consistent with Delaware or United States federal rules of procedure, as applicable.
27.3.9The exchange of information in the arbitration shall be governed by the Rules except as follows: (a) no side shall take the deposition of more than [***] individuals (including the use of corporate, “persons most knowledgeable,” F.R.C.P. 30(b)(6), or similar deposition notices or devices) unless, upon a showing of extraordinary cause, the Arbitrator permits that side to take a limited number of additional depositions; (b) each side shall be entitled to the limited discovery of documents (including electronically stored information) which are directly relevant and material to the Dispute and are produced in response to a request that is narrowly tailored to minimize both the burden and expense of the responding person and the disclosure of confidential, sensitive or financial information; (c) no party shall propound interrogatories or requests for admission unless permitted by the Arbitrator upon a showing of extraordinary cause; and (d) upon the request of any party, the Arbitrator shall weigh the anticipated burden or expense of any requested discovery against its likely benefit, and shall impose any reasonable conditions on that discovery, including, without limitation, allocation of the expense of the discovery to the party seeking it.
27.3.10The Arbitrator shall issue a written award supported by a statement of decision setting forth the Arbitrator’s complete determination of the Dispute and the factual findings and legal conclusions relevant to it (the “Award”). The Award shall be final and binding on the Parties and, if the Award is not fully satisfied within [***] after its issuance, then judgment upon the Award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets. Each Party to this Agreement irrevocably submits to the personal jurisdiction and venue of a state or federal court of competent jurisdiction in Delaware for any purpose permitted herein.
27.3.11The administrative costs of the arbitration, including fees of the Arbitrator, initially shall be split equally between the sides; provided, however, that the Arbitrator may, in his or her discretion, allocate such costs in favor of any prevailing party.
27.3.12If all or any portion of a Dispute is held to be non-arbitrable then that Dispute (or portion thereof) shall be adjudicated by a single referee appointed by a state or federal court of competent jurisdiction in Delaware.
27.3.13Notwithstanding any other provision of this Agreement including, without limitation, any other provision of this Section 27, the Parties may bring suit in any court of competent jurisdiction to enjoin any actual or threatened infringement of any intellectual property rights or any actual or threatened violation of any confidentiality or non-compete, non-solicitation, non-circumvention provisions of this Agreement.
27.4Performance to Continue.    Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations. Nothing in this Section is intended to relieve Buyer from its obligation to make undisputed payments pursuant to the requirements of this Agreement.
27.5Statute of Limitations.    The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections are pending. The Parties shall cooperate in taking any actions necessary to achieve this result.
28.Non-Solicitation, Non-Competition, and Non-Circumvention.
28.1 Upon a Triggering Event (defined below), during the Term and for a period of [***] after the Triggering Event, neither Buyer nor any of Buyer’s subsidiaries, Affiliates, principals, agents, representatives, or employees (the “Buyer Parties”) shall without the prior express written consent of ChromaDex directly or indirectly develop, manufacture, market, promote, sell or distribute Functional Food and Beverages or Medical Nutrition product using any NR, or NR Product. For purposes of this Agreement, a “Triggering Event” shall have occurred if (a) Seller terminates this Agreement for any reason permitted under this Agreement; (b) Buyer
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terminates this Agreement pursuant to Section 15.3.1 or 15.3.2; or (c) Seller terminates any of Buyer’s rights pursuant to the NA FF&B Termination, NA MN Termination, Annual Minimum Royalty Termination, or a Sub-Territory Termination, provided however in such event, Buyer’s obligations contained in this paragraph shall only apply to the terminated Sub-Territory or Approved Product Category.

28.2 During the Term and for a period of [***] after the termination of this Agreement, neither Buyer nor any of the Buyer Parties shall, without the prior express written consent of the ChromaDex, directly or indirectly:

(a)    Solicit or induce or attempt to solicit or induce any vendor, employee, sales representative, agent, or consultant of ChromaDex to terminate or adversely alter their relationship, engagement, employment, representation, or other association with ChromaDex; or
(b)    Contract with, or otherwise become involved in any transaction with ChromaDex’s manufacturers, without ChromaDex’s explicit advance written permission (unless Buyer has a pre-existing relationship with such manufacturer prior to the Effective Date or wishes to enter into a relationship with such manufacturer for other products unrelated to the Approved Products, in which case the restrictions set forth herein shall not be applicable).
These obligations in this Section are in no way intended to revise or otherwise limit the other restrictions and obligations of Buyer herein, including, but not limited to, those regarding termination.

28.3    During the Term and for a period of [***] after the termination of this Agreement, ChromaDex shall not, without the prior express written consent of the Buyer, directly or indirectly solicit or induce or attempt to solicit (other than general solicitations for hire) or induce any vendor, employee, sales representative, agent, or consultant of Buyer to terminate or adversely alter their relationship, engagement, employment, representation, or other association with Buyer.

29.Notices. Any demand upon or notice to a Party hereunder shall be effective when delivered by hand or when properly deposited in the mails postage prepaid, or sent by electronic facsimile or electronic mail transmission with receipt acknowledged, or delivered to an overnight courier, in each case addressed to the Party at the address shown below or such other address as the Parties may advise in advance in writing.

If to Seller:
ChromaDex, Inc.
10005 Muirlands Blvd., Suite G
Irvine, CA 92618
Attention: Legal Department
Fax: 949-419-0294

With a Copy to:
ChromaDex Corporation
10900 Wilshire Blvd.,
Suite 650
Los Angeles, CA 90024
Fax: 949-600-8923

Attn: General Counsel

With Another Copy to:
Nolan Heimann
16133 Ventura Blvd.,
Suite 820
Encino, California 91436
Fax: 818-574-5689
Attn: ChromaDex

If to Buyer:
Avenue Nestle 55
1800 Vevey
Switzerland
Email: [***]
Attn: General Counsel, Nestlé Health Science

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30.Injunctive Relief. In addition to all other remedies that ChromaDex may have hereunder, including, without limitation, a claim of money damages, Buyer acknowledges that (a) its failure (except as otherwise provided herein) to cease the manufacture, sale, distribution, advertising, or promotion of the Approved Products covered by this Agreement or any class or category thereof at the termination or expiration of this Agreement; (b) its threatened or actual unauthorized use of the rights granted hereunder, whether in whole or in part; (c) its threatened or actual breach of the confidentiality provisions in the ChromaDex and NHSc NDA referred to herein; or (d) its threatened or actual breach of any other material term of this Agreement may result in immediate and irreparable damage to ChromaDex and to the rights of any subsequent licensee. Buyer acknowledges and admits that there is no adequate remedy at law for such failures listed in this Section and that in the event of such threatened or actual failure, ChromaDex shall be entitled to equitable relief by way of temporary and permanent injunctions and such other and further relief as any court of competent jurisdiction may deem just and proper.

In addition to all other remedies that Buyer may have hereunder, including, without limitation, a claim of money damages, Seller acknowledges that; (a) its threatened or actual breach of the confidentiality provisions contained in Section 26 herein; or (b) its violation of Buyer’s exclusivity or Buyer’s Co-Exclusivity (as set forth in Sections 3.3 and 3.4, respectively) still in effect, may result in immediate and irreparable damage to Buyer. Seller acknowledges and admits that there is no adequate remedy at law for the violations set forth in the preceding sentence and that in the event of such violation, Buyer shall be entitled to seek equitable relief by way of temporary and permanent injunctions and such other and further relief as any court of competent jurisdiction may deem just and proper.

31.Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

32.Section and Other Headings; Number; Construction of Language. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. The language in all parts of this Agreement is intended by the parties to be interpreted simply, according to its fair meaning, and not strictly for or against ChromaDex or Buyer regardless of which party drafted this Agreement. The parties hereby agree and acknowledge that this Agreement is a document negotiated by the parties, which are sophisticated entities and fully understand the meaning of the terms and conditions of this Agreement.

33.Attorney Representation. In the negotiation, preparation and execution of this Agreement, each Party has been represented by, or has been afforded the opportunity to consult with an attorney of such Party’s own choosing prior to the execution of this Agreement and has been advised that it is in such Party’s best interest to do so. The Parties have read this Agreement in its entirety and fully understand its terms and provisions. The Parties have executed this Agreement freely, voluntarily and without any coercion whatsoever, they accept all terms, conditions and provisions hereof. The Parties further agree that any rule or construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in the interpretation of this Agreement or any amendments.
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34.Entire Agreement. This Agreement and any documents referred to herein and any exhibits attached hereto contain and constitute the complete agreement between the Parties with respect to the subject matter hereof. All previous or contemporaneous agreements, representations, warranties, promises and conditions relating to the subject matter of this Agreement are superseded by this Agreement.

35.Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated herein.

36.Survival. All obligations that by their nature should survive the termination of this Agreement shall so survive.
37.Counterparts. This Agreement may be executed in counterparts, each of shall constitute an original, whether actual original or a copy, and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed by their duly authorized representatives.

Buyer NESTEC Ltd.	Seller ChromaDex, Inc.
Signature: /s/ Claudio Kuoni Name: Claudio Kuoni Title General Counsel Date: 19 December 2018	Signature: /s/ Robert Fried Name: Robert Fried Title: President & CEO Date: December 19, 2018

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Exhibit A – ChromaDex Brand Usage Guidelines

[***]

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Exhibit B - NHSc Brands

[***]

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Exhibit C – NR Product Specification

[***]

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Exhibit D – Prior Existing Obligations

[***]

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Exhibit E – Intentionally Left Blank

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Exhibit F – Applicable Issued Patents and Applicable Filed Patents for the NR Product

[***]

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Exhibit G - Quality Standards

[***]

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***Confidential Treatment Requested
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